Press release
UPPSALA, 17 June, 2013

Novavax to make initial Form S-4 registration statement filing

Isconova AB (publ) (“Isconova”) announces that Novavax Inc. (“Novavax”) expects to make its initial filing today of a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (SEC) under the name Novavax, Inc.

The registration statement, which is expected to be publicly available on SEC’s website around 6 a.m. EST., provides the details of the previously announced offer for the shares and warrants in Isconova. The registration statement has not yet become effective.

Isconova notes that Novavax has communicated its expectation that the offer document to holders of shares and warrants in Isconova will be distributed as soon as possible after the Registration Statement is declared effective.

Uppsala 17 June, 2013
Isconova AB (publ)
The Board of Directors

For further information, please contact:
Sven Andréasson, CEO Isconova
Tel: +46-701-60 60 60
E-mail: sven.andreasson@isconova.com

About Isconova
Isconova AB is a leading international vaccine adjuvant company. Isconova has deep knowledge of vaccine systems, and the company develops vaccines together with partners in the human and veterinary markets. The first vaccine using Isconova’s nano-particle Matrix technology, Equilis®Prequenza, was launched on the veterinary market in 2006. In the human market a number of vaccines are under development with Isconova’s third generation nano-particle, Matrix-M™. Isconova’s partners include Crucell/J&J, Pfizer, Merck & Co., The Jenner Institute, Virbac and Genocea. The Company is headquartered in Uppsala, Sweden. Isconova AB is listed on NASDAQ OMX First North Premier (ticker: ISCO). Pareto Öhman AB is the Company’s Certified Adviser. Additional information about Isconova is available on the company’s website, www.isconova.com.

Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed combination of Novavax and Isconova, Novavax intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a preliminary prospectus of Novavax. These materials are not final and may be amended. Novavax urges investors to read the S-4 prospectus and the Swedish offer document regarding the proposed combination when they become available, as well as other documents filed with the SEC and with the Swedish Financial Supervisory Authority, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain the documents filed with the SEC, free of charge, from Novavax’s website (www.novavax.com) under the tab “Investor Info” and then under the heading “SEC Filings.”